Exhibit 99.7

PARTNERS	OF COUNSEL	ASSOCIATES
Charles C. Foti, Jr., LA	Neil Rothstein, PA	Paul S. Balanon, LA, MD, & D.C
Lewis S. Kahn, IA		Sarah Catherine Boone, CA & MT
Kim E. Miller, NY & CA		Melissa Ryan Clark, NY
Albert M. Myers, NY & GA		Michael A. McGuane, NY
Kevin L. Oufnac, LA & SC		Geoffrey Rodriquez, LA
Michael A. Swick VOLKER LOUISIANA ATTORNEY GENERAL, 2006-2009
April 23, 2010
By Overnight Mail and By Fax (w/o Exhibit)
Lloyd C. Blankfein
Chairman of the Board of Directors
The Goldman Sachs Group, Inc.
c/o David H. Braff, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Re:	Shareholder Demand Concerning Auction-Rate Securities, SEC Fraud Charges, and “Bonus” Payments
Dear Mr. Blankfein:
     This firm represents the Louisiana Municipal Police Employees Retirement System (“MPERS”), an institutional shareholder of The Goldman Sachs Group, Inc. (“Goldman Sachs” or the “Company”). MPERS relies on its holdings of shares of Goldman Sachs and other companies to provide retirement and other benefits to thousands of municipal police personnel throughout the State of Louisiana.
     We write on behalf of MPERS concerning the demand we made to Goldman Sachs’s Board of Directors on September 2, 2009 to take action to remedy breaches of fiduciary duties and other misconduct committed by certain officers and directors of the Company.
     The Board having failed to respond in any manner to the prior demand, we now renew that demand and, in addition to the breaches of fiduciary duty specified therein, we write to further demand that the Board take action to remedy the additional breaches of fiduciary duties and other misconduct by certain other officers and directors of the Company that have become public since the date of our original demand letter. This later misconduct relates to charges by the United States Securities and Exchange Commission (“SEC”) of fraud in the structuring and marketing of a synthetic collateralized debt obligation (“CDO”) known as ABACUS 2007-AC1 in 2007, as well as from the payment of “bonuses” to Goldman Sachs executives in 2009 and recent revelations regarding the Company’s policies as to disclosure of the receipt of highly material Securities and Exchange Commission “Wells” notices—or the lack thereof.
     All of these episodes are discussed at length below.

Lloyd C. Blankfein
April 23, 2010

A.	Previous Demand Concerning Auction Rate Securities
     In our previous demand letter, dated September 2, 2009 (attached hereto as Exhibit A), we requested that the Goldman Sachs Board of Directors investigate wrongdoing in the market for auction-rate securities (“ARS”) by various current and former directors and officers of the Company. More specifically, these individuals participated in a scheme to manipulate the market for ARS on a very substantial scale, using techniques of concealment that the securities laws have long prohibited. In particular, these individuals caused or allowed Goldman Sachs to deceive its own customers into believing that the ARS market was a “safe” and “liquid” one—when, in fact, the extent to which the ARS market was “safe” and “liquid” was wholly dependent upon the Company’s undisclosed participation as a counterparty in transactions with customers.
     It has been over six months since this firm heard from the Board’s outside counsel in response to our demand letter. In that response, from Michael Braff, Esq., on September 11, 2009, counsel informed us that the letter had been reflated to the Board and that the Board would give it “appropriate consideration in due course.” We have heard nothing from either you, the Board, or counsel since then.
     As you are aware, Delaware law imposes a duty on the Board to respond reasonably to demands from shareholders to take action to remedy harm caused to the Company. A Board may not unreasonably refuse to review a shareholder demand, nor may it simply ignore the demand. Accordingly, this firm will need to hear from you, the Board, or counsel in the immediate future concerning the Board’s formal response to the September 2, 2009, demand, or setting forth a reasonable timeline for when MPERS may expect to obtain such a response.
     As you also are aware, the misconduct related to ARS has already been the subject of litigation. See Louisiana Municipal Police Employees Retirement System v. Blankfein, No. 08 Civ. 7605 (LBS) {S.D.N.Y. filed Aug. 28, 2009). That action was dismissed because the Court determined that demand on the Board of Directors would not have been futile. The Board’s refusal to respond to the demand made on September 2, 2009 accordingly constitutes a new set of circumstances not adjudicated by the Court. Thus, if we do not hear from you within ten (10) business days from the date hereof setting forth either a formal response or an expedited timeline for responding, we will file either a new action or a motion with the Court to reopen case No. 08 Civ. 7605 and deem demand to have been unreasonably refused or futile.
B.	Demand Concerning SEC Charges of Fraud
     Far from acting to investigate and correct the harm from misconduct arising from misrepresentations to customers in the ARS market, it appears that Goldman Saehs executives have determined to “double down” on the misconduct by acting to deceive Company customers in other markets as well.
     The latest example of this misconduct concerns derivative securities structured and marketed by Goldman Sachs executives, including Fabrice Tourre, based on portfolios of

Lloyd C. Blankfein
April 23, 2010

subprime mortgages and other subprime obligations. Unbeknownst to the investors, the securities in question, including a synthetic collateralized debt obligation (“CDO”) known as ABACUS 2007-AC1, were created by the Company at the behest of a sophisticated hedge fund customer which specifically wanted to take a short position in the very securities. Thus, Goldman Sachs was caused to market to one set of customers, as an attractive investment opportunity, securities which another customer—a large, sophisticated, and influential hedge fund—had specifically paid the Company to create and market, and which was betting billions of dollars would depreciate in value. Most importantly, the involvement of this hedge fund in structuring this CDO and its hand selection of the underlying collateral was never disclosed to investors. Rather, according to reports, later investors were told, in a materially misleading fashion, that the underlying collateral was entirely selected by an independent, third-party manager.
     Moreover, Goldman Sachs itself was the initial counterparty to the hedge fund on the latter’s short position, and it was the Company’s own long position which it quickly laid off on the unwitting investors, ABN/Amro and IKB Deutsche Industriebank AG. Together, these investors lost over $1 billion, while favored client Paulson & Company, the hedge fund specified above, profited by in the exact amount. The transaction in question—consisting of credit default swaps (“CDS”) written by the deceived investors in favor of the hedge fund on a reference portfolio of residential mortgage-backed securities (“RMBS”) so as to mimic a CDO in the same RMBS portfolio—was, like all CDS transactions, a “zero sum” game in which any profits experienced by the losing party were exactly offset by the profits made by the gaining party.
     According to the SEC complaint, filed on April 15, 2010 in the United States District Court for the Southern District of New York:
     GS&Co [a subsidiary of Goldman Sachs] marketing materials for ABACUS 2007-AC1—including the term sheet, flip book and offering memorandum for the CDO—all represented that the reference portfolio of RMBS underlying the CDO was selected by ACA Management LLC (“ACA”), a third-party with experience analyzing credit risk in RMBS. Undisclosed in the marketing materials and unbeknownst to investors, a large hedge fund, Paulson & Co. Inc. (“Paulson”), wife economic interests directly adverse to investors in the ABACUS 2007-AC1 CDO, played a significant role in the portfolio selection process. After participating in the selection of the reference portfolio, Paulson effectively shorted the RMBS portfolio it helped select by entering into credit default swaps (“CDS”) wife GS&Co to buy protection on specific layers of the ABACUS 2007-AC1 capital structure. Given its financial short interest, Paulson had an economic incentive to choose RMBS that it expected to experience credit events in the near future. GS&Co did not disclose Paulson’s adverse economic interests or its role in the portfolio selection process in the term sheet, flip book, offering memorandum or other marketing materials provided to investors.

Lloyd C. Blankfein
April 23, 2010

     ABACUS 2007-AC1 was created, designed, structured, and implemented, from the get-go, as a losing investment. The constituent subprime-related securities were specifically selected by Paulson as the most likely, of any he could find, to experience mortgage defaults and to have their value wiped out. Paulson (and Goldman, which was paid by Paulson) thus imitated the two Broadway con artists in the hit musical “The Producers”—they stood to make money, lots of it, composed entirely of the losses of persons to whom they had sold the investment as a potentially money-making one.
     The equity and several other tranches of ABACUS were designed to fail, and fail they did. According to the SEC:
     In late 2006 and early 2007, Paulson performed an analysis of recent-vintage Triple B RMBS and identified over 100 bonds it expected to experience credit events in the near future. Paulson’s selection criteria favored RMBS that included a high percentage of adjustable rate mortgages, relatively low borrower FICO scores, and a high concentration of mortgages in states like Arizona, California, Florida and Nevada that had recently experienced high rates of home price appreciation. Paulson informed GS&Co that it wanted the reference portfolio for the contemplated transaction to include the RMBS it identified or bonds with similar characteristics.
* * * *
     The deal closed on April 26, 2007. Paulson paid GS&Co approximately $15 million for structuring and marketing ABACUS 2007-AC1. By October 24, 2007, 83% of the RMBS in the ABACUS 2007-AC1 portfolio had been downgraded and 17% were on negative watch. By January 29, 2008, 99% of the portfolio had been downgraded. As a result, investors in the ABACUS 2007-AC1 CDO lost over $1 billion. Paulson’s opposite CDS positions yielded a profit of approximately $1 billion for Paulson.
The Wall Street Journal has similarly reported that “it took less than a month (0.8 month) after [ABACUS] was sold before the mortgages experienced write downs, whereas the “Average Time to Writedown” of similar deals was 1.7 months.”
     The misconduct of Tourre and other Goldman Sachs executives in creating and structuring the ABACUS deal was particularly severe in that, according to the SEC, the executives caused Goldman Sachs to mislead the investors in distinct, highly material ways. First, investors were led to believe that the securities in the ABACUS portfolio had been selected, not by a hedge fund (namely, Paulson), but by ACA, an independent collateral manager which had done 22 previous deals with Goldman Sachs and was a trusted name in the market for CDOs derived from RMBS that were expected to increase in value. Second, the investors were not informed that the person which had actually selected the securities (namely, Paulson) had

Lloyd C. Blankfein
April 23, 2010

hand picked them as the RMBS most likely to depreciate or default—as 99 percent of them eventually did.
     As the SEC Complaint alleges:
     GS&Co’s marketing materials for ABACUS 2007-AC1 were false and misleading because they represented that ACA selected the reference portfolio while omitting any mention that Paulson, a party with economic interests adverse to CDO investors, played a significant role in the selection of the reference portfolio.
     For example, a 9-page term sheet for ABACUS 2007-AC1 finalized by GS&Co on or about February 26, 2007, described ACA as the “Portfolio Selection Agent” and stated in bold print at he top of the first page that the reference portfolio of RMBS had been “selected by ACA.” This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     Similarly, a 65-page flip book for ABACUS 2007-AC1 finalized by GS&Co on or about February 26, 2007 represented on its cover page that the reference portfolio of RMBS had been “Selected by ACA Management, LLC.” The flip book included a 28-page overview of ACA describing its business strategy, senior management team, investment philosophy, expertise, took record and credit selection process, together with a 7-page section of biographical information on ACA officers and employees. Investors were assured that the party selecting the portfolio had an “alignment of economic interest” with investors. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
* * * *
     On or about April 26, 2007, GS&Co finalized a 178-page offering memorandum for ABACUS 2007-AC1. The cover page of the offering memorandum included a description of ACA as “Portfolio Selection Agent.” The Transaction Overview, Summary and Portfolio Selection Agent sections of the memorandum all represented that the reference portfolio of RMBS had been selected by ACA. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     In addition, the SEC has charged Goldman Sachs with misleading ACA, the collateral manager, as to Paulson’s short position with respect to the constituent securities in ABACUS. According to the SEC, ACA was under the impression that Paulson would have a long position in most or all of the ABACUS tranches, and Goldman Sachs officers knew this. The SEC Complaint alleges:

Lloyd C. Blankfein
April 23, 2010

     GS&Co also misled ACA into believing that Paulson was investing in the equity of ABACUS 2007-AC1 and therefore shared a long interest with CDO investors. The equity tranche is at the bottom of the capital structure and the first to experience losses associated with deterioration in the performance of the underlying RMBS. Equity investors therefore have an economic interest in the successful performance of a reference RMBS portfolio. As of early 2007, ACA had participated in a number of CDO transactions involving hedge funds that invested in the equity tranche.
     Had ACA been aware that Paulson was taking a short position against the CDO, ACA would have been reluctant to allow Paulson to occupy an influential role in the selection of the reference portfolio because it would present serious reputational risk to ACA, which was in effect endorsing the reference portfolio. In fact, it is unlikely that ACA would have served as portfolio selection agent had it known that Paulson was taking a significant short position instead of a long equity stake in ABACUS 2007-AC1. Tourre and GS&Co were responsible for ACA’s misimpression that Paulson had a long position, rather than a short position, with respect to the CDO.
     The decision to facilitate the ABACUS transaction was not made by Mr. Tourre alone but with the approval of the Company’s Mortgage Capital Committee, which approved the transaction on March 12, 2009. As the SEC alleges, that Committee issued a memorandum that day specifically noting that “Goldman is effectively working an order for Paulson to buy protection on specific layers of the [ABACUS 2007-]AC1 capital structure.” The Mortgage Capital Committee included Daniel Sparks, Kevin Gasvoda, Peter Aberg, and Jonathan Sobel, as well as several members of the Company’s legal and compliance departments. (Specified below is a more complete list of those executives and Board members who are liable for the misconduct related to the ABACUS transaction.)
     In addition, evidence was introduced at a hearing of the Senate Permanent Subcommittee on Investigations today that Goldman Sachs officers exerted pressure on ratings agencies to assign top credit ratings to ABACUS and similar transactions despite the inclusion of so many constituent securities that were likely to default or were otherwise of poor quality. One e-mail from a Standard & Poor’s rating official to colleagues expressed frustration at having to push Goldman Sachs to improve the quality of the securities in its ABACUS products. “I can’t tell you how upset I have been in reviewing these trades,” the e-mail began. “And not only have these trades consumed tons of my time, but they have generated an enormous amount of stress since I’m the one that has to break the news that these trades are wrong.”
     As a direct consequence of these executives’ misconduct, the SEC has filed charges of securities fraud against Mr. Tourre as well as the Company itself under Sections 10(b), 20, and 21 of the Securities Exchange Act of 1934. See SEC v. Goldman Sachs & Co., et al., No. 10 Civ. 3229 (S.D.N.Y. filed Apr. 15, 2010). The SEC Complaint seeks injunctive relief, civil monetary

Lloyd C. Blankfein
April 23, 2010

penalties, and an order requiring Goldman Sachs and Mr. Tourre to disgorge all illegal profits they obtained as a result of the misconduct at issue.
     The damages from the SEC’s revelation of this misconduct have been grave. When the SEC lawsuit was announced, Goldman Sachs’s stock lost $12 billion in market value, dropping from $184.27 per share to $160.70 per share, or nearly 13 percent, in a single day. Litigation and regulatory proceedings involving the same or highly similar claims are likely to be commenced, including by IKB and ABN/Amro. Existing shareholder class action litigation based on misstatements and omissions in the sale of securities will be significantly strengthened by the revelations. E.g., NECA-IBEW Health & Welfare Fund v. Goldman, Sachs & Co., No. 08 Civ. 10783 (S.D.N.Y. filed Dec. 11, 2008). Both the Financial Services Authority, Britain’s securities regulator, and Bafin, German’s regulator, have called for investigations into Goldman Sachs’s practices. The reputational harm to the Company will be particularly onerous. Britain’s Prime Minister termed the Company’s actions to be indicative of “moral bankruptcy.” In a similar vein, the New York Times reported:
     The public outcry against the bank bailouts was driven in part by suspicions that a heads-we-win, tails-you-lose ethos pervades the financial industry. To many, that Goldman and others are once again minting money — and paying big bonuses to their employees — is evidence that Wall Street got a sweet deal at taxpayers’ expense. The accusations against Goldman may only further those suspicions.
     “The S.E.C. suit against Goldman, if proven true, will confirm to people their suspicions about the total selfishness of these financial institutions,” said Steve Fraser, a Wall Street historian and author of “Wall Street: America’s Dream Palace.” “There’s nothing more damaging than that. This is way beyond recklessness. This is way beyond incompetence. This is cynical, selfish exploiting.”
Louise Story and Gretchen Morgenson, For Goldman, a Bet’s Stakes Keep on Growing, N.Y. Times, Apr. 17, 2010.
     Similarly, the New York Times reported:
     Marcel Kahan, a law professor at New York University, said the risk to Goldman’s reputation was greater than its legal exposure. For instance, he said that Goldman’s stock dropped nearly 13 percent on Friday, causing a greater loss in market capitalization than the worst imaginable S.E.C. fine.
     “I think the negative P.R. for Goldman is a multiple of the legal one,” he said. “It’s very bad for business. You don’t want to get the impression with your client that you are doing shady things.”

Lloyd C. Blankfein
April 23,2010

Edward Wyatt, SEC Puis Wall St. on Notice, N.Y. Times, Apr. 18, 2010.
     In the wake of the ABACUS charges, the Company’s credibility with investors was even compared unfavorably with that of Bear Steams. As the Wall Street Journal reported:
At least one other bank, Bear Steams Cos., turned down working with Mr. Paulson on such a deal, according to people close to the matter. A senior Bear Steams trader met with the Paulson, team in 2007 but turned down the idea, these people said, believing it wasn’t proper to sell to investors a deal prompted by another investor who was betting against the securities.
Kate Kelly, What the Committee Knew: Mortgage Deal That Set Off Case Got Rapid Approval by Goldman Panel, Wall St. J., Apr. 20, 2010.
     The Company itself has acknowledged the significant reputational risk from this episode, as reflected in its press release issued hours after the SEC Complaint was filed and discussed below.
     Particularly troubling is the hair-trigger response of top Goldman Sachs officers in responding to the SEC Complaint. The SEC charges were scarcely an hour old, when they caused Company to issue a press release baldly stating, “The SEC’s charges are completely unfounded in law and fact and we will vigorously contest them and defend the firm and its reputation.” These officers issued, this release without conducting an investigation, without appointing a special committee, and without taking any steps to form a good-faith analysis of the claims. This ill-considered response strongly suggests the existence of an executive suite who, at minimum, are committed to defending themselves “right or wrong,” i.e., without any serious examination of the merits of the charges or an attempt to identify culpable or otherwise inappropriate conduct on the part of individual employees.
     Later in the day on April 16, 2010, these same officers issued yet another press release suggesting even more strongly their bias and inability to respond objectively to the SEC’s charges. Repeating their claim that the SEC charges were “unfounded in law and fact,” these officers then proceeded to make inappropriate, purportedly fact-based defenses to the charges. These defenses, however, were so finely worded or factually inapposite that these officers virtually conceded key facts in the SEC’s case. In particular;
•	Goldman Sachs Lost Money On The Transaction. Goldman Sachs, itself, lost more than $90 million. Our fee was $15 million. We were subject to losses and we did not structure a portfolio that was designed to lose money.
     These points are irrelevant and provide no defense to the SEC’s charges. Market participants which issue material misstatements in the issuance of securities may be liable for fraud whether or not they profit from the transactions. The fact that “Goldman Sachs” did not structure the portfolio which was designed to lose money is irrelevant to the chain of events. The

Lloyd C. Blankfein
April 23, 2010

SEC’s claims are based on the fact that Paulson structured the portfolio, and that Paulson’s role and short position were not disclosed to either ACA Or the investors.
•	Extensive Disclosure Was Provided. IKB, a large German Bank and sophisticated CDO market participant and ACA Capital Management, the two investors, were provided extensive information about the underlying mortgage securities. The risk associated with the securities was known to these investors, who were among the most sophisticated mortgage investors in the world. These investors also understood that a synthetic CDO transaction necessarily included both a long and short side.
     Again, these are irrelevant points. The gravamen of the SEC Complaint is that the investors were misled about Paulson’s role in structuring and shorting the portfolio, which were independent, highly material facts irrespective of whether the investors were aware of the securities constituting the portfolio.
•	ACA, the Largest Investor, Selected The Portfolio. The portfolio of mortgage backed securities in this investment was selected by an independent and experienced portfolio selection agent after a series of discussions, including with Paulson &. Co., which were entirely typical of these types of transactions. ACA had the largest exposure to the transaction, investing $951 million. It had an obligation and every incentive to select appropriate securities.
     These defenses evade the SEC’s allegations that it was Paulson, not ACA or the investors, which played the primary and decisive role in selecting the constituent securities. ACA’s own long position and corresponding incentive to include securities which would appreciate in value is not pertinent in light of the SEC’s allegation that had ACA known Paulson was taking a short position it would have been unlikely to allow him to play the primary role in selecting the constituent securities and would not have served as collateral manager.
•	Goldman Sachs Never Represented to ACA That Paulson Was Going To Be A Long Investor, The SEC’s complaint accuses the firm of fraud because it didn’t disclose to one party of the transaction who was on the other side of that transaction. As normal business practice, market makers do not disclose the identities of a buyer to a seller and vice versa. Goldman Sachs never represented to ACA that Paulson was going to be a long investor.
     This defense evades the SEC’s allegation that ACA was acting under a misimpression as to Paulson’s role and position, and that Goldman Sachs knew and encouraged it—facts which would support a fraud charge the same as an express misrepresentation of fact. Moreover, the defense pretends that the issue is simple disclosure of the identity of a counterparty. But the SEC’s case does not depend on Goldman Sachs failing to divulge Paulson’s name, but rather on Paulson’s role in selecting the securities, and its short position. Finally, “normal business practices” do not excuse violations of the law, even assuming that practices applicable to routine

Lloyd C. Blankfein
April 23, 2010

buy-sell transactions brokered by Goldman Sachs were properly extended to the unique, “designed to fail” transaction facilitated by the Company.
IKB, ACA and Paulson all provided their input regarding the composition of the underlying securities. ACA ultimately and independently approved the selection of 90 Residential Mortgage Backed Securities, which it stood behind as the portfolio selection agent and the largest investor in the transaction.
     In this defense, Goldman Sachs concedes that Paulson played a role in the selection of securities in ABACUS, a key fact in the SEC’s case, and concedes that ACA’s role lay primarily in rubber-stamping the selection process in which it played less than a dominant role—contrary to what the investors were led to believe.
     The Goldman Sachs officers’ second press release is additionally problematic because it suggests that the practices followed with respect to ABACUS are typical of countless other transactions in subprime-related CDOs and synthetic CDOs at Goldman Sachs. If so, the problem extends far beyond a single transaction and instead suggests a systematic way of doing business which could affect the Company’s liability for securities fraud as a going concern.
     Moreover, facts have come to light since the SEC announced its charges that suggest misrepresentations, not just to the Company’s investor clients, but also to its own shareholders. In particular, although formal charges by the SEC were only brought on April 15, 2010, in actuality the Commission had been investigating since at least July 2009, and had even notified the Company of its intent to bring charges, inviting the Company to respond in a so-called “Wells” notice. This the Company did, filing a 40-page response on September 10, 2010 and a 16-page response on September 25, 2010—without ever informing its own shareholders of the fact of the SEC’s investigation or receipt of a “Wells” notice. No mention of these facts was contained in any of the Company’s public filings or statements. Yet high-market-capitalization companies like Bank of America, General Electric, JPMorgan Chase, and UBS routinely make disclosure of such facts in their public filings, and such items are materially important to shareholders—as established in the circumstances here both by the Company’s filing of lengthy responses to defend itself to the SEC and by the sheer magnitude of the price decline in Goldman Sachs’s common stock in response to the SEC Complaint. See, e.g., In re Burlington Coat Factory Sec. Litig., 114 F.3d 1410, 1425 (3d Cir. 1997).
     After due investigation, MPERS believes that, in connection with the Company’s structuring and marketing of subprime-related CDO securities, including ABACUS 2007-AC1, the following current and former officers and directors caused Goldman Sachs to deceive investors and shareholders, otherwise violated their duties, and thereby caused Goldman Sachs to Suffer substantial harm:
•	Lloyd C. Blankfein, Chairman of the Board and Chief Executive Officer;

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April 23, 2010

•	Gary D. Cohn, President and Chief Operating Officer and a member of the Board since June 2006;

•	David A. Viniar, Executive Vice President and Chief Financial Officer;

•	Alan M. Cohen, Executive Vice President and Global Head of Compliance;

•	Gregory K. Palm, Executive Vice President and General Counsel;

•	Esta E. Stecher, Executive Vice President and General Counsel;

•	Fabrice Tourre, a registered representative of Goldman, Sachs & Co.;

•	Pablo Salame, Co-Head, Sales and Trading;

•	Daniel Sparks, Chairman of the Mortgage Capital Committee;

•	Kevin Gasvoda, member of the Mortgage Capital Committee;

•	Peter Aberg, member of the Mortgage Capital Committee;

•	Jonathan Sobel, former Chairman and current member of the Mortgage Capital Committee;

•	John H. Bryan, a member of the Board since 1999 and a member of the Audit Committee;

•	Claes Dahlbäck, a member of the Board since 2003 and a member of the Audit Committee;

•	Stephen Friedman, a member of the Board since 2005 and a member of the Audit Committee;

•	William W. George, a member of the Board since 2002 and a member of the Audit Committee;

•	Rajat K. Gupta, a member of the Board from 2006 to 2010 and a member of the Audit Committee;

•	James A. Johnson, a member of the Board since 1999 and a member of the Audit Committee;

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April 23, 2010

•	Lois D, Juliber, a member of the Board since 2004 and a member of the Audit Committee;

•	Edward M Liddy, a member of the Board from 2003 to September 2008 and a member of the Audit Committee;

•	Lakshmi N. Mittal, a member of the Board since 2008 and a member of the Audit Committee;

•	James J. Schiro, a member of the Board since 2009 and a member of the Audit Committee; and

•	Ruth J. Simmons, a member of the Board since 2000 and a member of the Audit Committee;
     By reason of their positions as officers and/or directors of the Company, and because of their ability to control its business and corporate affairs, Goldman Sachs’s officers and directors owe the Company and its shareholders the fiduciary obligations of good faith, loyalty, due care, candor, and oversight. They are required to use their utmost ability to control and manage the Company in a fair, just, honest and equitable manner.
     The roles of the above individuals in the ABACUS debacle are clear from the SEC Complaint and from the formal and informal chains of command at Goldman Sachs as reported by the press. Mr. Tourre was named as a defendant in the SEC Complaint. Messrs. Sparks, Gasvoda, Aberg, and Sobel were members of the Mortgage Capital Committee which approved the transaction. Mr. Cohen, and Mr. Palm and Ms. Stecher, as heads of Goldman Sachs’s compliance and legal departments, respectively, supervised staff who served on the Mortgage Capital Committee, and these individuals bear ultimate responsibility for the Company’s representations to customers and potential investors in ABACUS. Messrs. Blankfein, Cohn, Viniar, and Salame closely supervised the actions and decisions of the Mortgage Capital Committee beginning no later than 2007. See For Goldman, a Bet’s Stakes Keep Growing, N.Y. Times Dealbook, Apr. 18, 2010 (“As the housing market began to fracture in 2007, senior Goldman executives began overseeing the mortgage department closely, said four former Goldman Sachs employees, who spoke on the condition they not be identified because of the sensitivity of the matter. Senior executives routinely visited the unit. Among them were David A. Viniar, the chief financial officer; Gary D. Cohn, then the co-president; and Pablo Salame, a sales and trading executive, these former employees said. Even Goldman’s chief executive, Lloyd C. Blankfein, got involved.”).
     Accordingly, MPERS hereby demands that the Board take steps to investigate, discipline, and file suit for breach of fiduciary duty against, the above-named Company officers and directors responsible for the ABACUS 2007-AC1 incident. We further demand that the Board investigate the extent to which these officers’ practices with respect to ABACUS were duplicated with respect to other CDO, synthetic CDO, and other derivative securities. In

Lloyd C. Blankfein
April 23, 2010

addition, we demand that the Company enact corporate governance reforms designed to avoid a repeat of the culpable conduct at issue, including, but not limited to, putting forward for shareholder vote resolutions for amendments to the Company’s By-Laws or Articles of Incorporation and taking such other action as may be necessary to place before shareholders for a vote a proposal to strengthen the Board’s supervision of operations and develop and implement procedures for greater shareholder input into the policies and guidelines of the Board. These reforms should include measures to afford greater control over the inclusion of material facts such as the Company’s receipt of “Wells” notices from the SEC and the determination of material facts to be disclosed to investor clients in CDO, synthetic CDO, and other derivative securities which have been structured at the instance of firm clients with a desire to take a position opposite to those of the investor clients.
     Finally, MPERS demands that the Board investigate the actions and roles played by outside parties to the ABACUS fraud, and take steps to remediate the harm from these actions, including commencing claims for aiding and abetting breach of fiduciary duty, unjust enrichment, or other redress as appropriate against those responsible, including Paulson & Co., John Paulson, and Paolo Pellegrini (a member of Paulson & Co.), all of whom received substantial transfers of cash from the Company’s investors in connection with the transaction.
C.	Demand Concerning “Bonus” Payments Tied to Government Rescue Money and Inflated Revenues from Subprime-Related Trades and Transactions.
     On January 21, 2010, Goldman Sachs reported purported profits of $13.4 billion for 2009, based on purported revenues of $45.2 billion—“more than double the amount in 2008, reflecting significantly higher net revenues in Trading and Principal Investments.” This included revenues of $34.4 billion in the Trading and Principal Investments segment—which the Company described as “significantly higher” than in 2008, including “a very strong performance in Fixed Income, Currency and Commodities (FICC).” At the same time, the Company reported that it would make $16.2 billion in “bonus” payments to executives for 2009, or 35.8 percent of revenues.
     Goldman Sachs has consistently described its bonus payment philosophy as one which awards pay based on “performance"—both the Company’s performance and, in particular, the performance of individual executives and business units, in this way, the Company has promised to “reinforce the alignment of employee and shareholder interests” (2006 Proxy Statement). Similarly, as stated in the 2007 Proxy Statement, the Company’s Restricted Partner Compensation Plan “is designed to pay bonuses that are tied to the performance of the firm, in order to align the interests of senior management with the interests of shareholders and to tie the compensation of our senior executives to the success of the firm.” Substantively identical goals were stated in the 2008 Proxy Statement and the 2009 Proxy Statement.
     The payment of $16.2 billion to Goldman executives for 2009 was not in any way intended to, nor did it, effectuate a “pay-for-performance” philosophy. The Company’s nominal “performance” in 2009, in dollar terms, had very little, if anything, to do with the actual efforts

Lloyd C. Blankfein
April 23, 2010

or business results of Company executives or business units. In fact, these efforts and business results would have sent fee Company into bankruptcy but for the intervention of the federal government. U.S. Treasury Secretary Timothy F. Geithner has stated that “[n]one of the [largest financial firms, including Goldman Sachs] would have survived” if the government had not infused hundreds of billions of dollars into the system in 2008. Goldman Sachs itself received approximately $23 billion in cash as a direct result of federal intervention. First, it received a $10 billion payment under the Troubled Asset Relief Program in October 2008. Second, in early 2008 it received $13 billion in collateral payments from American International Group, Inc. (“AIG”) on credit default swaps on which it was a counterparty, all of which payments were made with funds AIG received from the government’s $85 billion cash infusion into AIG in late 2008. Thus, over one-half of Goldman Sachs’s total revenues for 2009—and nearly twice its total profits—were entirely accounted for by cash provided by United States taxpayers. But for this rescue package, Goldman Sachs itself, notwithstanding some profitable operations, would not have survived 2008, and its revenues and profits for 2009 would have been nonexistent.
     The 2009 “bonus” payments were illegitimate for a different set of reasons as well. As set forth in detail above, the Company reported revenues and profits from trades and transactions in CDOs and synthetic CDOs founded on material misrepresentations and omissions to customers about the creation and selection of the constituent subprime-related securities—including its role as a facilitator for hedge funds and institutional investors which desired tailor-made portfolios which were designed ab initio to depreciate in value. The SEC has sued on only one investment, the ABACUS 2007-AC1, but it is likely that that transaction was just the tip of an iceberg of fraudulent marketing undercutting the entirety of the purported revenues and profits of the Trading and Principal Investments segment. Indeed, the SEC, in its complaint, has requested that the Court order the Company to disgorge all the “illegal profits ... obtained as a result of [the] fraudulent conduct” related to ABACUS 2007-AC1. If other instances of misleading failure to disclose conflicted transactions such as ABACUS emerges in the course of the SEC case, the Company will be exposed to a significant monetary liability further rendering “bonuses” for 2009 illegitimate and inappropriate.
     Accordingly, MPERS hereby demands that the Board take steps to investigate, discipline, and file suit for breach of fiduciary duty and corporate waste against, the Company officers and directors responsible for the payment of the 2009 “bonuses,” including Messrs. Bryan, Dahlbäck, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons (members of the Board’s Compensation Committee during the relevant period), and to seek repayment from, and file claims for unjust enrichment against, the executives who received those “bonuses,” including Messrs. Blankfein, Cohn, Viniar, J. Michael Evans, and John S. Weinberg (the Company’s most highly compensated named executive officers in 2009).
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     With regard to the claims set forth in our previous demand letter, if we do not hear from you within ten (10) business days from the date hereof setting forth either a formal response or an expedited timeline for responding, we will file either a new action or a motion with the Court

Lloyd C. Blankfein
April 23, 2010

to reopen case No. 08 Civ. 7605 and deem demand to have been unreasonably refused or futile. If, with regard to the new claims, within a reasonable period of time after receipt of this letter the Board has not taken action as demanded herein, MPERS will initiate shareholder derivative claims on behalf of the Company seeking appropriate relief.
     With kind regards, I remain

Very truly yours,
/s/ Albert M. Myers
Albert M. Myers